EXHIBIT 5.1

                                 July 15, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:   INDUSTRIAL HOLDINGS, INC. - S-3 REGISTRATION STATEMENT
      NO. 333-4160 COVERING 1,925,153 SHARES (THE
      "REGISTRATION STATEMENT")

Gentlemen:

      We have acted as counsel to Industrial Holdings, Inc., a Texas corporation (the "Company"), in connection with the registration on Form S-3 (No. 333-4160) under the Securities Act of 1933, as amended, of 1,925,153 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). In such capacity we have examined the articles of incorporation, bylaws and corporate proceedings of the Company, and based upon such examination and having regard for applicable legal principles, it is our opinion that:

      1. The 1,410,153 shares of Common Stock covered by the Registration Statement issuable on the exercise of warrants and conversion of convertible notes will, when issued in accordance with the terms of said warrants and convertible promissory notes, be validly issued, fully paid and nonassessable shares of outstanding Common Stock; and

      2. The 515,000 shares of Common Stock previously issued and covered by the Registration Statement are validly issued, fully paid and nonassessable shares of outstanding Common Stock.

      We consent to the use of this opinion as an exhibit to the Registration Statement and in the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                          Very truly yours,

                                          PORTER & HEDGES, L.L.P.